EXHIBIT 23(a)






                    Consent of Independent Auditors


The Board of Directors
Olin Corporation

We consent to incorporation by reference in this Registration Statement on Form S-8 of Olin Corporation, of our report dated January 25, 1996, relating to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report is incorporated by reference in the December 31, 1995 annual report on Form 10-K of Olin Corporation.

                         /s/ KPMG PEAT MARWICK LLP
                         -------------------------
                         KPMG PEAT MARWICK LLP


Stamford, Connecticut
December 23, 1996